Independent Auditors' Report





The Board of Directors and Stockholders
Coachman Incorporated and Subsidiaries
Oklahoma City, Oklahoma


We have audited the accompanying consolidated balance sheets of Coachman Incorporated and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of Coachman's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1993 financial statements of Caribbean Outfitters, Inc., a wholly-owned subsidiary, which statements reflect total assets of $1,958,000 as of December 31, 1993 and total revenues of $54,300 for the sixteen days then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Caribbean Outfitters, Inc. for 1993 is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coachman Incorporated and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 17 to the financial statements, the Company s significant operating losses, working capital deficiency, stockholder s deficit, and Caribbean Outfitters default on several notes, bonds and interest payments raise substantial doubt about its ability to continue as a going concern. Management s plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 8, effective January 1, 1993, Coachman changed its method of accounting for income taxes.

As discussed in Note 4, effective January 1, 1993, Coachman changed its method of accounting for certain debt and equity securities.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 14(a) of this Form 10-K are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements and, in our opinion, based on our audits and the report of other auditors, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.









Tulsa, Oklahoma                 SARTAIN FISCHBEIN & COMPANY
June 8, 1995






Independent Auditor's Report





To the Board of Directors of
Caribbean Outfitters, Inc. and Subsidiaries
Tampa, Florida


We have audited the consolidated balance sheet of Caribbean Outfitters, Inc. and Subsidiaries as of December 31, 1993 and the related consolidated statements of income, changes in stockholders equity, and cash flows for the sixteen days then ended (none of which are shown separately herein). These consolidated financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caribbean Outfitters, Inc. and Subsidiaries as of December 31, 1993 and the results of their operations an their cash flows for the sixteen days then ended in conformity with generally accepted accounting principles.




Tampa, Florida                  LIGORI, VAILLANT AND COMPANY
February 28, 1994





COACHMAN INCORPORATED
CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                   1994            1993
                                           ------------   ------------
ASSETS

Current Assets:
   Cash                                    $    32,777    $   174,969
   Accounts receivable:
     Trade                                      25,317          2,394
     Related parties                             2,658         24,721
   Notes receivable:
     Officer (Note 2)                           27,619         29,271
     Affiliates (Note 3)                        35,702         54,399
   Inventory                                   228,855        343,717
   Marketable equity securities
     (Notes 4 and 5)                           168,750              -
   Prepaid expenses                              1,884          7,576
                                           ------------   ------------

Total Current Assets                           523,562        637,047
                                           ------------   ------------

Other Assets:
   Property and equipment, net of
     accumulated depreciation of $320,145
     in 1994 and $243,804 in 1993              309,105        420,045
   Goodwill (Notes 13 and 16)                        -      1,014,404
   Notes receivable:
     Officer (Note 2)                           92,767        101,608
     Related parties  (Note 3)                 436,656        472,360
   Marketable equity securities
     (Notes 4 and 5)                                 -        229,688
   Investment in condominium time-share
     memberships (Note 5)                       60,000         60,000
   Investments in affiliated entities
     (Note 3)                                   30,638         34,696
   Deferred costs, net of accumulated
     amortization of $19,936 in 1994
     and $20,075 in 1993                        23,367         59,227
   Deposits                                     67,345         62,268
   Other                                        34,655          1,000
                                           ------------   ------------
Total Other Assets                           1,054,533      2,455,296
                                           ------------   ------------
                                           $ 1,578,095    $ 3,092,343

COACHMAN INCORPORATED
CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                   1994           1993
                                           ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

Current Liabilities:
  Notes payable (Note 6):
   Related party                           $   154,150    $   155,000
   Other                                       139,189         42,853
  Current maturities of long-term debt
    (Note 7)                                   289,785        217,185
  Accounts payable:
   Trade                                       657,127        439,040
   Related parties                              58,771              -
 Accrued liabilities:
   Commission                                        -         30,000
   Taxes                                        15,112         10,683
   Interest                                    195,128         14,788
   Other                                       147,567         89,761
  Deferred income                                    -         25,626
                                           ------------   ------------
Total Current Liabilities                    1,656,829      1,024,936
                                           ------------   ------------

Long-Term Debt (Note 7)                        339,196        816,155
                                           ------------   ------------

Commitments and Contingencies
  (Notes 11 and 14)                                  -              -
                                           ------------   ------------
Stockholders' Equity (Deficit):
  Preferred stock, $.01 par value;
    authorized 200,000 shares; issued
    and outstanding 4,750 shares in
    1994 (Note 9)                                   48              -
  Common stock, $.01 par value;
    authorized 25,000,000 shares, issued
    and outstanding 7,421,000 shares in
    1994 and 5,812,500 in 1993                  74,210         58,125
  Additional paid-in capital                 7,819,458      6,921,143
  Accumulated deficit                       (8,311,646)    (5,788,954)
                                           ------------   ------------
                                              (417,930)     1,190,314

  Net unrealized gains on noncurrent
   marketable equity securities (Note 4)             -         60,938
                                           ------------   ------------

Total Stockholders' Equity (Deficit):         (417,930)     1,251,252
                                           ------------   ------------
                                           $ 1,578,095    $ 3,092,343


COACHMAN INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                    1994        1993       1992
                                        -----------  ----------  ---------
Revenues:
  Retail sales                          $ 1,843,378  $   54,271  $       -
  Management fees from affiliates            67,076     124,686    134,528
  Time share commissions                     52,780           -          -
                                        -----------  ----------  ---------
                                          1,963,234     178,957    134,528
                                        -----------  ----------  ---------
Expenses:
  Cost of retail goods sold               1,010,704      22,223          -
  Retail operating expenses                 896,847      62,663          -
  Timeshare commission expenses              55,840           -          -
  General and administrative                908,724     251,785    193,410
  Depreciation and amortization             121,536      11,717     23,756
  Special charges (Note 16)               1,483,870           -          -
                                        -----------  ----------  ---------
                                          4,477,521     348,388    217,166
                                        -----------  ----------  ---------
Loss From Operations                     (2,514,287)   (169,431)   (82,638)
                                        -----------  ----------  ---------
Other Income (Expenses):
  Interest income                            52,861      84,888     66,086
  Interest expense                         (148,176)     (7,380)    (5,212)
  Other income                               86,910      18,650     19,834
  Other expenses                                  -           -     (1,505)
  Recovery on note receivable (Note 3)            -           -    195,000
  Gain on sale of Varsity (Note 5)                -           -    228,750
                                        -----------  ----------  ---------
                                             (8,405)     96,158    502,953
                                        -----------  ----------  ---------
Income (Loss) Before Income Taxes        (2,522,692)    (73,273)   420,315
Income Taxes (Note 8)                             -           -    142,907
                                        -----------  ----------  ---------
Income (Loss) Before Extraordinary Item  (2,522,692)    (73,273)   277,408
Extraordinary Item - Utilization of Net
  Operating Loss Carryforward                     -           -    142,907
                                        -----------  ----------  ---------
Net Income (Loss)                       $(2,522,692) $  (73,273)  $420,315

Net Income (Loss) Per Common Share:
  Primary:
   Before extraordinary item            $      (.38) $     (.02)  $    .07
   Extraordinary item                             -           -        .04
                                        -----------  ----------  ---------
Total                                   $      (.38) $     (.02)  $    .11
                                        -----------  ----------  ---------
  Fully diluted:
   Before extraordinary item            $      (.37) $     (.02)  $    .07
   Extraordinary item                             -           -        .04
                                        -----------  ----------  ---------
Total                                   $      (.37) $     (.02)  $    .11
                                        -----------  ----------  ---------
Weighted Average Shares Outstanding:
  Primary                                 6,616,750   3,895,833  3,812,500
  Fully diluted                           6,886,125   3,895,833  3,812,500


COACHMAN INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                                                  Net Unreal-
                                                                  ized Gains
                                                                  (Losses) on
                                                      Paid-in     Noncurrent                     Total
                                                      Capital     Marketable                  Stockholders'
                                 Preferred    Common  in Excess   Equity        Accumulated      Equity
                                   Stock      Stock     of Par    Securities       Deficit      (Deficit)
                                 ---------   -------  ---------   -----------   -----------   -------------
Balance, January 1, 1992          $     -    $38,125  $6,741,143   $       -    $(6,094,357)  $    684,911
Net unrealized loss on noncurrent
    marketable equity securities        -          -           -     (70,313)             -        (70,313)
Spin-off of Coachman
    Construction Company
    (Note 12)                           -          -           -           -        (41,639)       (41,639)
Net income - 1992                       -          -           -           -        420,315        420,315
                                  -------    -------  ----------   ---------    ------------  -------------
Balance, December 31, 1992              -     38,125   6,741,143     (70,313)    (5,715,681)       993,274

Issuance of common stock                -     20,000     180,000           -              -        200,000
Net unrealized recovery on
    noncurrent marketable
    equity securities                   -          -           -     131,251              -        131,251
Net Loss - 1993                         -          -           -           -        (73,273)       (73,273)
                                  -------    -------  ----------   ---------    ------------  -------------
Balance, December 31, 1993              -     58,125   6,921,143      60,938     (5,788,954)     1,251,252

Issuance of common stock                -     16,085     443,323           -              -        459,408
Issuance of preferred stock            48          -     454,992           -              -        455,040
Net unrealized loss on noncurrent
    marketable equity securities        -          -           -     (60,938)             -        (60,938)
Net loss - 1994                         -          -           -           -     (2,522,692)    (2,522,692)
                                  -------    -------  ----------    --------    ------------  -------------
Balance, December 31, 1994        $    48    $74,210  $7,819,458    $      -    $(8,311,646)  $   (417,930)
                                  -------    -------  ----------    --------    ------------  -------------



COACHMAN INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                      1994         1993        1992
                                          ------------  ----------  ---------
CASH FLOWS FROM OPERATING
    ACTIVITIES:
       Net income (loss)                  $(2,522,692)  $ (73,273)  $ 420,315
       Adjustments to reconcile net
         income (loss) to net cash
         provided by (used in) operating
         activities:
        Special charges (Note 16)           1,483,870           -          -
        Depreciation and amortization         121,536      11,717      23,756
        Write-off of deferred revenue         (25,626)          -          -
        Write-off of accounts
         receivable - affiliates                1,449           -       6,990
        Gain on sale of interest in
          Varsity                                   -           -    (228,750)
        Net change in accounts receivable     (10,263)    (40,103)          -
        Net change in inventory               106,336     (43,367)          -
        Net change in prepaids and other       27,758       2,844      (2,394)
        Net change in accounts payable
         and other accrued liabilities        374,352     (51,362)     17,374
                                          ------------  ----------  ---------
Net Cash Provided by (Used in)
    Operating Activities                     (443,280)   (193,544)    237,291
                                          ------------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Net loans to affiliates                      -           -     (18,769)
       Net repayments from affiliates          22,063           -           -
       Collection of (recovery on)
           note receivable                     32,642     207,920    (195,000)
       Collection of notes receivable-
            related parties                         -     195,000           -
       Capital expenditures                   (43,631)     (3,413)     (5,159)
       Purchase of mortgage note                    -           -     (25,000)
       Loan to officer                              -     (85,000)     (3,200)
       Repayments from officer                 17,308           -           -
       Increase in other assets               (36,479)          -           -
                                          ------------  ----------  ---------
Net Cash Provided by (Used in)
   Investing Activities                        (8,097)    314,507    (247,128)
                                          ------------  ----------  ---------
                                                           (Continued)


COACHMAN INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                      1994         1993        1992
                                          ------------  ----------  ---------
Cash Flows From Financing Activities:
  Issuance of preferred and common stock  $   260,000   $       -   $       -
  Capital contributions received                    -      50,000           -
  Spin-off of Coachman Construction
   Company                                          -           -     (41,639)
  Advances from affiliates                     23,271           -           -
  Advances from related parties                45,500           -           -
  Principal payments on note payable
   and long-term debt                         (19,586)          -      (6,156)
                                          ------------  ----------  ---------
Net Cash Provided by (Used in)
    Financing Activities                      309,185      50,000     (47,795)
                                          ------------  ----------  ---------
Net Increase (Decrease) in Cash              (142,192)    170,963     (57,632)

Cash, beginning of year                       174,969       4,006      61,638
                                          ------------  ----------  ---------
Cash, end of year                         $    32,777   $ 174,969   $   4,006
                                          ------------  ----------  ---------


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
ACTIVITIES

Net unrealized recovery (losses)
    on noncurrent equity
    marketable securities                 $   (60,938)  $ 131,251   $ (70,313)
                                          ------------  ----------  ---------
Purchase of Caribbean Outfitters, Inc.
    common stock through the issuance of
    Coachman common stock (Note 13)       $         -   $1,943,334  $       -
                                          ------------  ----------  ---------
Conversion of long-term debt and accrued
    interest into preferred stock         $   425,040   $       -   $       -
                                          ------------  ----------  ---------
Purchase of St. Thomas retail store through
    increase in notes payable             $    75,000   $       -   $       -
                                          ------------  ----------  ---------
Purchase of Florida retail store through
    assumption of liabilities             $   113,427   $       -   $       -
                                          ------------  ----------  ---------

OTHER DISCLOSURES

Interest paid                             $     3,223   $   4,125   $   1,937
                                          ------------  ----------  ---------
Income taxes paid                         $         -   $       -   $       -
                                          ------------  ----------  ---------




COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


1.  SIGNIFICANT ACCOUNTING POLICIES

Organization: Coachman Incorporated (" Coachman") was incorporated on February 5, 1985, to develop, construct, and manage lodging properties. At December 31, 1994, Coachman had eight wholly-owned subsidiaries:

     Coachman Inns of America, Inc.
     Innkeepers, Inc.
     Caribbean Outfitters, Inc., Caribbean Outfitters,
       NV Aruba, Caribbean Outfitters NV, COVI, Inc.
       (together herein "Caribbean"),
     Back Bay Outfitters, Inc.
     Resorts of the Americas, Inc. ("RAI") and its wholly-owned subsidiaries, West Indies Resort
       Company ("WIRC"), and The West Indies Club Limited
       ("WICL"),

Effective December 16, 1993 Caribbean was acquired by Coachman. As a result, the consolidated statements of operations and cash flows include Caribbean's operations and cash flows for the period December 16, 1993 through December 31, 1993. Caribbean operates a chain of retail clothing stores (currently four at December 31, 1994) located in Aruba (2), Bonaire, and St. Thomas specializing in men's and women's sports apparel.

Effective July 1, 1994, WIRC and WICL was acquired by RAI. As a result, the consolidated statements of operations and cash flows include WIRC and WICL's operations and cash flows for the period July 1, 1994 through December 31, 1994. WIRC sells time share units in the Virgin Islands and WICL has an option to purchase a hotel in the Virgin Islands.

During May 1994, Caribbean Outfitters, Inc. closed one of its Florida stores and one store in St. Croix, and in January 1995, Caribbean Outfitters, Inc. closed the last of its Florida stores.

During 1992, there was a spin-off of Coachman Construction Company and VCA Incorporated, which were two wholly-owned subsidiaries.


Principles of Consolidation: The accompanying consolidated financial statements include the amounts of Coachman and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories: Inventories are stated at the lower of cost determined by the first-in, first-out (FIFO) method, or market.


Investments: Investments in affiliated entities are stated at cost plus equity in undistributed earnings and losses since acquisition.

Management determines the appropriate classification of marketable investment securities at the time of purchase. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the differences between book value and fair value of each security. These gains and losses are credited or charged to shareholders equity, whereas realized gains and losses flow through Coachman s yearly operations.

Investments in condominium time-share memberships are carried at cost.


Property and Equipment: Property and equipment is stated at cost and consists principally of retail store equipment. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance are expensed as incurred, whereas major improvements are capitalized.


Income Taxes: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, gains and losses on investments and net operating loss deductions for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for the income tax benefit of operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.



COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management Fees: Coachman recognizes management fees based on the terms of each contract. Contract terms vary and are based on a percentage of revenue, a percentage of net income or a fixed fee.


Goodwill: Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight-line method over twenty-five years. Amortization expense charged to operations for 1994 and 1993 based on a twenty-five year life was approximately $42,800 and $4,300, respectively. In 1994, the remaining balance of goodwill was written off based on management's evaluation of operations for 1994 and the uncertainty of future revenues. Goodwill written off in the amount of $1,330,468 is included in special charges in the statement of operations.


Deferred Costs: Deferred costs relate to the issuance of bonds, and are amortized using the straight-line method over five years. Amortization expense charged to operations for 1994 and 1993 was approximately
$15,900 and $700, respectively.


Earnings Per Common Share: In 1994, 1993 and 1992, the computation of primary earnings per share is based on the weighted average number of outstanding common shares. In 1994, the computation of fully diluted earnings per share further assumes the conversion of Coachman s Series A, Series B, and Series C Cumulative Convertible Redeemable Preferred Stock. Accounting rules governing the computation of earnings per share require that dividends on cumulative preferred stock, whether declared or not, be deducted in the earnings per share computation.


Reclassifications: Certain reclassifications have been made in the 1993 and 1992 financial statements to conform to the classifications used in 1994.


3. NOTES RECEIVABLE - OFFICER

Notes receivable - officer includes a $110,000 note due December 2003. The note bears an interest rate of 6% with interest and principal of $14,657 payable annually and is collateralized by 1,109,498 restricted shares of Coachman common stock.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


3.  NOTES RECEIVABLE - RELATED PARTIES

Notes receivable - related parties consist of the following:

                                                   1994        1993
                                                 ---------   ---------
     Coachman Inns Income Limited Partnership    $ 472,358   $ 512,595
     Other                                               -      14,164
                                                 ---------   ---------
                                                   472,358     526,759
     Less current maturities                        35,702      54,399
                                                 ---------   ---------
                                                 $ 436,656   $ 472,360
                                                 ---------   ---------

Coachman Inns Income Limited Partnership ("CIILP"): Coachman advanced $700,000 to CIILP under a note agreement which bears interest at 9.0%, payable in monthly installments of $6,397 and maturing in January 2004.
The loan is collateralized by a second mortgage on real estate owned by CIILP. In the event that the first mortgage lender were to foreclose on the real estate, management believes proceeds from the eventual sale of the property would be sufficient to cover the lender's first mortgage and Coachman's second mortgage.

Coachman recognized interest income of approximately $44,100, $58,300, and $63,000 in 1994, 1993 and 1992, respectively on this note.


Big Town Motels, Inc., ("Big Town Motels"): In 1989, Coachman charged off as uncollectible, $854,651 due from a related party, Hospitality
Realty, Inc. (including its wholly owned subsidiary Big Town Motels).
During 1992, Coachman purchased an existing first mortgage note having a principal balance of $54,243 on real estate owned by Big Town Motels for $25,000. This mortgage note was purchased by Coachman to enable them to obtain a first mortgage on the real estate which would collateralize the amounts due to Coachman of $908,894 (consisting of the amounts charged off in 1989 plus the balance owing on the first mortgage purchased). In conjunction with these transactions, Coachman received a note from Big
Town Motels in the amount of $220,000, which is collateralized by the first mortgage. This note bears interest at 9% and requires monthly payments of principal and interest of $1,980 to be made through December 2012. As a result of these transactions, Coachman recognized $195,000 (consisting of the $220,000 note less $25,000 cost of acquiring the first mortgage) as Recovery on note receivable in the accompanying financial statements.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


3.  NOTES RECEIVABLE - RELATED PARTIES (CONTINUED)

In November 1993, the real estate secured by Coachman's first mortgage was sold. As a result, Coachman received $207,920 against the mortgage and stock representing fifty percent ownership in a company which owns a parcel of real estate valued at approximately $100,000. Coachman's basis in the stock is valued at $30,323 which represents the remaining unpaid principal and interest of $12,080 and $18,243, respectively, on the Big Town Motels note and is included in Investments in affiliated entities in the accompanying financial statements.


4. MARKETABLE EQUITY SECURITIES

Effective January 1, 1993 Coachman adopted SFAS No. 115, "Accounting for
Certain Investments in Debt and Equity Securities" effective for fiscal years beginning after December 15, 1993, with early application permissible for companies which have not yet released their annual financial statements. As a result of early adoption of SFAS No. 115, Coachman adjusted its investment in marketable equity securities to fair value at December 31, 1993 with recognition of the adjustment being recognized as a net change in a separate component of stockholders' equity. Coachman s securities are classified as available for sale securities at December 31, 1994 and 1993. The aggregate fair value of these investments amounted to $168,750 and $229,688 including unrealized holding gains of $0 and $60,938 at December 31, 1994 and 1993, respectively. Coachman intends to sell these securities in 1995 and, therefore, are reflected as a current asset at December 31, 1994.


5. GAIN ON SALE OF INTEREST IN VARSITY

VCA Incorporated ("VCA"), a wholly-owned subsidiary of Coachman before being spun-off to Coachman stockholders effective June 1, 1992, was a general partner in Varsity Clubs of America ("Varsity"). Varsity was formed as a joint venture to develop high quality all-suite hotels near major colleges and universities, primarily for the purpose of selling time-share memberships to alumni and other supporters of the institutions. On March 24, 1992, VCA sold its interest in Varsity to ILX Incorporated ("ILX") in exchange for 150,000 common shares of ILX, and six time-share memberships of Los Abrigados Sedona Vacation Club. As a result of this transaction, VCA recognized a gain of $228,750 in the accompanying financial statements.

Subsequent to the sale of Varsity, VCA distributed the ILX stock and the time-share memberships to Coachman, which were recorded as Marketable equity securities and Investment in condominium time-share memberships at their market values at date of distribution of $168,750 and $60,000 respectively.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


6. NOTES PAYABLE

Notes payable to a related party are due to an officer and stockholder of Coachman. The notes are unsecured, bear interest at the prime rate plus 2.0% and are due on demand.

Other notes payable consist of the following:

                                                     1994        1993
                                                   ---------   --------
Summary judgment awarded by court with interest
at 12% due on demand                               $  64,189   $ 31,733

6.0% unsecured note payable to a company, due
in monthly installments of $6,455, including
interest, with the final installment due in
June 1995                                             75,000          -

Other notes                                                -     11,120
                                                   ---------   --------
                                                   $ 139,189   $ 42,853
                                                   ---------   --------

The $64,189 summary judgment includes amounts awarded by court decree to an individual for outstanding amounts advanced and other costs incurred. The debt was settled during June 1995.

Required payments under the $75,000 note have not been made by Coachman through December 1994. The holder of the note and Coachman are currently renegotiating the note.


7. LONG-TERM DEBT

Long-term debt consists of the following:

                                                   1994         1993
                                                 ---------   ----------
12.0% note payable to Aruba Bank, Ltd. from
Caribbean Outfitters, N.V.  The note is
secured by certain equipment, furniture, and
fixtures of Caribbean.                           $  86,680   $   86,680

9.25% note payable from Caribbean Outfitters,
Inc. to a bank due in monthly installments of
$1,000, including interest, with the final
installment due in June, 1994.  The note is
secured by certain accounts receivable,
inventory, equipment, furniture, and fixtures
of the Sarasota store.                              29,888       43,660

14.0% Caribbean outfitters, N.V. bonds payable,
with interest paid annually April 1.  The bonds
mature in April, 1994 and April, 1996 and are
secured by certain inventory, furniture,
fixtures and accounts receivable of Caribbean.     260,000      318,000


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


7.  LONG-TERM DEBT (CONTINUED)

12.0% Caribbean Outfitters, N.V., bonds
payable, with interest paid semi-annually on
March 31 and September 30.  The bonds mature
annually beginning September, 1994 through
September 1999 and are secured by certain
inventory, furniture, fixtures, equipment and
accounts receivable of Caribbean.                $ 188,000   $  428,000

12.0% Caribbean Outfitters, N.V. bonds payable,
with interest payable semi-annually on March 31
and September 30.  The bonds are participating
and mature annually beginning March 1996,
through March 2000 and are secured by certain
inventory, furnitures, fixtures, equipment
and accounts receivable of Caribbean.               28,000      127,000

13% unsecured note to related party with
interest and principal due March 1996.  The
note contains provisions whereby it can be
settled through the issuance of Coachman
common stock assuming a conversion rate of
approximately $.15 per share.                       30,000       30,000

Other secured note                                   6,413            -
                                                 ---------   ----------
                                                   628,981    1,033,340
Less current maturities                            289,785      217,185
                                                 ---------   ----------
                                                 $ 339,196   $  816,155
                                                 ---------   ----------

No principal and interest payments have been made on the 12% note with Aruba Bank, Ltd. This note is past due, although the Bank has not made demand for payment.

The $29,888 note payable to a bank is in default according to its original terms at December 31, 1994. Interest is being paid currently in an agreement with the lender. Assets securing the loan are being liquidated with the asset value estimated to be in excess of the note amount. The Bank has made no demand for payment of principal.

Bond Principal in the amount of approximately $153,000, and accrued Bond Interest of approximately $108,000 are delinquent at December 31, 1994.
The Bond holders have been assured by management that Caribbean
Outfitters, N.V. Aruba, the Issuer, intends to bring this debt current in the future. At June 8, 1995, no action has been taken by the bondholders.



COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


7.  LONG-TERM DEBT (CONTINUED)

Approximate maturities of long-term debt over the next five years are as follows:

1995 - $290,000; 1996 - $213,000; 1997 - $15,000; 1998 - $9,000; 1999 -
$89,000.


8. INCOME TAXES

Effective January 1, 1993, Coachman adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of the change in accounting principle is not material and is included in determining the net loss for 1993. Financial statements for prior years have not been restated.

The net deferred tax asset or liability in the accompanying balance sheets include the following components:

                                                   1994         1993
                                                ----------   ----------
     Deferred tax asset, net operating loss     $ 989,000    $ 540,000
     Deferred tax asset valuation allowance      (989,000)    (490,000)
     Deferred tax liability                             -      (50,000)
                                                ----------   ----------
                                                $       -    $       -
                                                ----------   ----------

Coachman has net operating loss carryforwards of approximately $2,600,000 which, if unused against future Federal income taxes, will expire between the years 2003 and 2009.

The deferred tax asset reflects estimated income taxes attributable to the net operating loss carryforward. A valuation allowance has been provided due to the uncertainty of realization of the deferred tax asset, thereby, resulting in no net deferred tax asset or liability.


9. PREFERRED STOCK

Preferred Stock: At December 31, 1994 Preferred stock includes 500 shares of Coachman's 6% Cumulative Convertible Redeemable Series A Preferred Stock ("Series A"), 979 shares of Coachman's 14% Cumulative Convertible Redeemable Series B Preferred Stock ("Series B"), and 3,271 shares of Coachman's 12% Cumulative Convertible Redeemable Series C Preferred
Stock ("Series C"). Stated values are $100, $115 and $115 for Series A, B and C, respectively, and all three series have a liquidation preference of $100 plus accrued but unpaid dividends per share.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


9.  PREFERRED STOCK (CONTINUED)

Preferred Stock (Continued): Dividends will be at the rate of $6.00, $16.10 and $13.80, respectively, per share annually, payable in semi-annual installments on June 30 and December 31 of each year, commencing on December 31, 1994 for the Series A stock and commencing on June 30, 1994 for the Series B and Series C stock.

Any or all three of the series are redeemable, in whole or in part, at the option of Coachman on at least 30 days notice, at any time and at the redemption price of $110, $115, and $115, respectively, per share plus accrued and unpaid dividends to the redemption date.

The Series A, B and C stocks are convertible at any time prior to December 31, 1996, at the option of the holder, into 200, 115, and 115 shares of Coachman common stock for each share of Series A, B or C stock, subject to adjustment in certain events.

The Series A, B and C stock will not have voting rights (except as required by law) unless unpaid dividends accumulate in an amount equal to or exceeding three six month dividend periods, at which time the holders of Series A, B or C stock will be entitled to elect 20% of the members of Coachman s board of directors. The voting rights (one vote per share) will continue until all dividends on the Series A, B or C stock are paid current. All three series of preferred stock are restricted.

The Series A stock is senior to the Series B and Series C stock issues and to Coachman s Common stock with respect to dividends and on liquidation or dissolution.

At December 31, 1994, cumulative unpaid dividends on Series A, B and C stock totaled approximately $62,300. There were no Series A, B or C redemptions during the year ended December 31, 1994.


10. EMPLOYEES INCENTIVE STOCK OPTION PLANS

1987 Options: On March 30, 1987, Coachman adopted an Employees Incentive Stock Option Plan. This plan originally provided for the granting of options to purchase up to 65,400 shares of Coachman's common stock to certain officers, directors, and employees of Coachman upon terms and conditions (including price, exercise date, and number of shares) determined by the Compensation Committee appointed by the Board of Directors which administers the plan. The plan was amended on March 9, 1989 to increase from 65,400 shares to 190,652 shares of Coachman common stock available for the granting of options.



COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


10.  EMPLOYEES INCENTIVE STOCK OPTION PLANS (CONTINUED)

Under the plan, the Compensation Committee may require that any optionee remain in the employ of Coachman for a stated period of time before exercising any portion of his option, and the exercise price specified by the Committee may not be less than 100% (110% in the case of holders of 10% of Coachman's common stock) of the fair market value, as defined, of Coachman's common stock as of the date of the grant. Each option will be exercisable after the period or periods specified in the individual option agreements, but no option shall be exercisable at a time over fifteen years from the date of grant and no "qualified" incentive stock option shall be exercisable at a time over ten years (five years in the case of a "qualified" incentive stock option granted to a 10% stockholder) from the date of grant.

On January 25, 1989, the Board of Directors approved that options covering 32,750 shares of common stock with exercise prices of $2.50 to $2.75 previously granted be rescinded, and options covering 38,250 shares of common stock were then granted. On January 24, 1990, the Board of Directors approved that options on 15,500 shares previously granted be rescinded and that options covering 15,600 shares of common stock be granted (thereby increasing net options outstanding to 38,350 common shares), with an average exercise price of $.26. During 1993, two option holders no longer qualified under the plan. Therefore, net outstanding options decreased to 33,550 at December 31, 1993 and 1994. No options were exercised during 1994, 1993, or 1992.


1993 Options: In December 1993, Coachman granted to three Company officers non-qualified incentive stock options to purchase a total of 1,000,000 shares of Coachman common stock exercisable at an exercise price of 120% of the closing asked price on December 15, 1993 (closing of $.10 per share). The options may be exercised at any time during the succeeding five year period from the option grant date subject to Coachman's ability to raise $1,500,000, the opening of ten new Caribbean stores, and two years of continuous employment by the officers from the option grant date. Subsequent to December 31, 1994, two of Coachman s officers resigned from the Company. As a result, stock options granted to the two officers during 1993 to purchase a total of 600,000 shares have been canceled.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


11.  RELATED PARTY TRANSACTIONS

Management Fees: In addition to the management fees which Coachman receives, Coachman is also reimbursed for direct administrative services that it provides to affiliates. General and administrative expenses from continuing operations in the accompanying statements of operations are net of allocated direct charges. Reimbursement of these expenses were approximately
$314,000, $564,000, and $730,000 for the years ended December 31,
1994, 1993, and 1992, respectively.


Guarantor of Debt: Coachman, one of its subsidiaries, and an officer are guarantors on certain debt of CIILP which is collateralized by real estate. The outstanding balance of the debt amounted to approximately $2,266,000 at December 31, 1994. Coachman also holds a second mortgage on the debt (see Note 3).


Consulting Fees:  During 1994, Coachman paid approximately
$30,000 to a consulting company whose owner is related to one of Coachman's stockholders.


12. SPIN-OFFS OF SUBSIDIARIES

On March 17, 1992, Coachman declared a liquidating dividend to Coachman stockholders in the form of all 400,000 outstanding shares of common stock of Coachman Construction Company ("CCC"), a wholly-owned subsidiary of Coachman. Coachman stockholders received one share of CCC common stock for every ten shares, or part thereof, of Coachman's common stock held. Accumulated deficit has been charged in the amount of $41,639, as a liquidating dividend, which represents the net book value of CCC at March 17, 1992.

On April 21, 1992, Coachman declared, effective June 1, 1992, a liquidating dividend to Coachman stockholders in the form of all 200,000 outstanding shares of VCA Incorporated ("VCA"), a wholly-owned subsidiary of Coachman. Coachman stockholders received one share of VCA common stock for every twenty shares, or part thereof, of Coachman's common stock held. At the time of the transfer, VCA had no assets or liabilities; therefore, no liquidating dividend amount was recognized on the transfer.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


12.  SPIN-OFFS OF SUBSIDIARIES (CONTINUED)

The combined operations of these subsidiaries for the year ended December 31, 1992 are summarized as follows:

     Revenues                     $ 230,158
     Expenses                         3,285
                                  ---------
     Net income                   $ 226,873


13.  ACQUISITIONS

Caribbean Outfitters, Inc.: Effective December 16, 1993, Coachman acquired Caribbean Outfitters, Inc. in a tax-free merger with Coachman's subsidiary, COI Acquisition, Inc. under Internal Revenue Code Section 368(a)(2)(D). Caribbean operates a chain of four retail clothing stores specializing in men's and women's sports apparel. In order to effect the merger, Coachman issued 2,000,000 shares of its common stock with a fair market value of $200,000 for all of the outstanding common stock of Caribbean. As a result of the transaction, Caribbean became a wholly-owned subsidiary of Coachman.

As part of the merger agreement, the former Caribbean stockholders have the right to receive as a contingent stock earn-out a total of: (1) an additional 100,000 Coachman common shares for each retail store location then open and operating over six stores, up to an additional 1,000,000 Coachman common shares; and (2) an additional 100,000 Coachman common shares for each $1,000,000 in cumulative gross revenues from operations from Caribbean over $2,000,000 in annual revenues, up to a total additional
1,000,000 Coachman common shares. The contingent stock earn-out shall be calculated and paid annually and is not anti-dilutive except for stock splits and stock dividends. Additional Coachman common shares issued, if any, as a result of the contingent stock earn-out will be recorded as additional purchase price of Caribbean at the fair market value of the Coachman common stock at the date of issuance.

This transaction was accounted for as a purchase and, accordingly, the consolidated financial statements include the results of operations of Caribbean since the acquisition date. The purchase price of $1,943,334 consisted of $200,000 of Coachman common stock plus Caribbean liabilities of $1,743,334. The purchase price of the acquisition was allocated to the assets acquired based on their fair value and resulted in the recognition of goodwill of $1,018,704. The goodwill is being amortized over 25 years on the straight-line method.

In 1994, the unamortized balance of goodwill was written off.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


13. ACQUISITIONS (CONTINUED)

WIRC: In July 1994, Coachman issued 300,000 shares of its common stock for all of the outstanding common stock of West Indies Resort Company ("WIRC"). WIRC has entered into a sales and marketing agreement with Legend Resorts L.P. ("Legend"), a limited partnership and one of Coachman's common stockholders, whereby WIRC will market and sell time share units on behalf of Legend for the Hotel On the Cay, a resort property located in St. Croix, Virgin Islands. WIRC earns commissions equal to 45% of the sales price of each time share unit sold. For the six months ended December 31, 1994, WIRC recognized approximately $52,800 in commissions, which has been included in Time share commissions in the accompanying financial statements. The sales and marketing agreement expires October 1, 1995.


WICL: In July 1994, Coachman issued 260,000 shares of its common stock and paid cash of $260,000 for all of the limited partnership interests of West Indies Club Limited ( WICL ). WICL has entered into an asset purchase agreement with Legend to purchase the assets of the Hotel On the Cay for $2,000,000. The purchase price may be reduced in general by (1) 55% of the sales price of each time share unit sold by WIRC during the period covered by the WIRC sales and marketing agreement and (2) the greater of 371/2% of the remaining outstanding principal balances of time share units previously sold or 50% of the actual sale price realized upon the sale (to bonafide third parties prior to closing under the asset purchase agreement) of outstanding principal balances of time share units previously sold. For the six months ended December 31, 1994, WICL has earned, through WIRC sales, credits of approximately $63,000 available to reduce the purchase price of the hotel. The asset purchase agreement expires October 1, 1995.

WICL's asset purchase agreement also includes a provision which stipulates that if WICL obtains permits to build additional time share units not covered in the asset purchase agreement, WICL would be required to pay Legend additional amounts in excess of the $2,000,000 purchase price of the hotel.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


13.  ACQUISITIONS (CONTINUED)

The acquisitions of WIRC and WICL are considered to be tax-free mergers under Internal Revenue Code Section 368 (a)(2)(D). The transactions were accounted for as purchases and, accordingly, the consolidated financial statements include the results of operations of WIRC and WICL since the acquisition date. The purchase price of $265,600 consisted of cash of $260,000 and $5,600 of Coachman common stock. The purchase price of the acquisition was allocated to the assets acquired based on their fair market value and resulted in the recognition of goodwill of $261,201, which was written off in 1994. The results of operations of WIRC and WICL for 1994 and 1993 are immaterial to the consolidated financial statements, and accordingly, no unaudited proforma information as though Coachman and WIRC and WICL had been combined as of the beginning of 1993 is presented.

Proforma (unaudited) information for 1993 and 1992 as though Coachman and Caribbean had been combined as of the beginning of 1992 is as follows:

                                                  1993          1992
                                               ----------    ----------
     Revenue:
       Coachman                                $  228,224    $  220,448
       Caribbean                                1,710,614       984,993
                                               ----------    ----------
     Total Revenue                              1,938,838     1,205,441
                                               ----------    ----------
     Cost of Sales and Operating and
       General Administration Expenses          2,260,651     1,109,000
                                               ----------    ----------
     Income (Loss) From Operations               (321,813)       96,441
     Other Income                                       -       423,750
                                               ----------    ----------
     Income (Loss) Before Income Taxes           (321,813)      520,191
     Income Taxes                                       -       176,865
                                               ----------    ----------
     Income (Loss) Before Extraordinary
       Items                                     (321,813)      343,326
     Extraordinary Items:
       Utilization of net operating loss
         carryforward                                   -       176,865
       Loss on investment                      (1,028,174)            -
                                               ----------    ----------
     Net Income (Loss)                        $(1,349,987)   $  520,191
                                              -----------    ----------
     Net Income (Loss) Per Share:
       Income (Loss) before extraordinary
         item                                  $    (.05)     $    .06
       Extraordinary item                      $    (.18)     $    .03
                                               ---------      --------
     Net Income (Loss)                         $    (.23)     $    .09
                                               ---------      --------


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


13.  ACQUISITIONS (CONTINUED)

Florida Stores: During April 1994, Back Bay Outfitters, Inc. acquired the assets and assumed the liabilities of a store located in Florida. In addition, COVI, Inc. acquired the assets of a store in St. Thomas in May 1994 by paying cash of $25,000 and issuing a $75,000 note. As a result of the acquisitions, goodwill amounting to approximately $95,000 was recorded, which was written off in 1994.


14. COMMITMENTS AND CONTINGENCIES

Operating Leases: Coachman's subsidiaries lease retail facilities under operating leases that expire through 1999. Coachman leases office space under an agreement expiring in 1997. Minimum future rental payments under noncancelable operating leases as of December 31, 1994 are as follows:

     Year ended
     December 31,

         1995                   $   347,000
         1996                       346,000
         1997                       229,000
         1998                       144,000
         1999                        58,000
                                -----------
                                 $1,124,000
                                -----------

Rental expense was approximately $536,000, $44,000, and $54,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

Caribbean closed two of its retail stores in May 1994 and one in January 1995. The lease on the closed store in St. Croix was settled by conveying the tenant improvements and fixtures to the landlord. The lease in Clearwater Beach, Florida was released by the landlord. The cancellation of the lease in Sarasota, Florida is the subject of litigation. Counsel for Coachman believes that Coachman has no liability under the lease.
Caribbean Outfitters, Inc. may be liable for past rent. Other accrued liabilities include approximately $34,000 in unpaid rent attributable to the Sarasota store for rent through December 31, 1994.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


14.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

Investment in Affiliated Partnership: Coachman's wholly-owned subsidiary, Coachman Inns of America, Inc., serves as a general partner in a partnership. As a general partner, Coachman's subsidiary may be exposed to liability with respect to claims asserted against the partnership


Employment Agreements: In December 1993, Coachman entered into employment agreements with three of its officers (the "Agreements"). The Agreements granted the officers include stock options which are more fully described in Note 10.

In addition, the Agreements commit Coachman to employ the officers for the three year period ending December 31, 1996. Should the officers be terminated, under certain conditions, the officers are entitled to severance pay in the amount of the salary to be paid during the following twenty-four month period after the officers are terminated or the number of months remaining in the employment period, whichever is less. The Agreements stipulate that bonus compensation shall be paid to each of the officers in an amount of 4% of Coachman's pretax net income up to the first $1,000,000 of such net income and 6% thereafter.

Subsequent to December 31, 1994 two of the officers resigned and are not entitled to severance pay.


Litigation: Coachman s Florida subsidiary, Caribbean Outfitters, Inc. has total liabilities of approximately $780,000, some of which are pending claims and litigation filed against Caribbean Outfitters, Inc. One claim which was made against Coachman for a guarantee of $40,000 on a lease at a store which was closed has been settled. Coachman feels it is not liable for these amounts and will vigorously defend itself against any claim arising out of the acquisition of Caribbean Outfitters, Inc.

Coachman is a defendant in a lawsuit filed by the landlord for the closed store in Sarasota, Florida for non-payment of rents. The suit asks for past due rent of approximately $56,000 (including approximately $34,000 through December 31, 1994) and accelerated rents of approximately $351,000, plus attorneys fees and costs. Outside counsel for Coachman has advised that the claim for accelerated rent is questionable. Coachman believes the total suit against Coachman for rent is without merit and is vigorously defending its position.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


15.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Business Segment Information: Coachman's operations consist principally of three segments, which include motel management operations in the state of Oklahoma, retail clothing sales in the state of Florida and the Caribbean and time share sales in the Virgin Islands. Following is a summary of information for 1994, 1993 and 1992:

                                           1994          1993         1992
                                        -----------   ----------   ----------
Revenues from Operations:
  Retail sales                          $ 1,843,378   $   54,271   $        -
  Motel management                           67,076      124,686      134,528
  Time share sales                           52,780            -            -
                                        -----------   ----------   ----------
                                          1,963,234      178,957      134,258
                                        -----------   ----------   ----------
Operating Expenses:
  Retail sales                            2,439,797      103,417            -
  Motel management                          498,014      244,971      217,166
  Time share sales                           55,840            -            -
                                        -----------   ----------   ----------
                                          2,993,651      348,388      217,166
                                        -----------   ----------   ----------
Special charges                          (1,483,870)           -            -
Other income                                139,771      103,538      509,670
Other expenses                             (148,176)      (7,380)      (6,717)
                                        -----------   ----------   ----------
Income (loss) before income taxes,
as reported in the accompanying
income statements                       $(2,522,692)  $  (73,273)  $  420,315
                                        -----------   ----------   ----------

Identifiable Assets:
  Retail sales                          $   660,682   $1,958,476   $        -
  Motel management                          917,413    1,133,867    1,142,393
  Time share sales                                -            -            -
                                        -----------   ----------   ----------
Total assets as reported in the
accompanying balance sheets             $ 1,578,095   $3,092,343   $1,142,393
                                        -----------   ----------   ----------

Capital Expenditures:
  Retail sales                          $    79,846   $    2,772   $        -
  Motel management                                -          641        5,159
                                        -----------   ----------   ----------
Total Capital Expenditures              $    79,846   $    3,413   $    5,159
                                        -----------   ----------   ----------


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


15.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)

                                           1994          1993         1992
                                        -----------   ----------   ----------
Depreciation and Amortization:
  Retail sales                          $   117,649   $    7,110   $        -
  Motel management                            3,887        4,607       23,756
  Time share sales                                -            -            -
                                        -----------   ----------   ----------
Total Depreciation and amortization     $   121,536   $   11,717   $   23,756
                                        -----------   ----------   ----------


Geographic Information: Some of Caribbean's Operations are conducted in Netherlands Antilles. Operations for Caribbean are included in the consolidated financial statements since the date of acquisition of Caribbean (December 16, 1993). Other geographic information is as follows:

                                           1994          1993         1992
                                        -----------   ----------   ----------
Revenues from Operations:
  United States                         $   657,090   $  138,254   $  134,528
  Netherlands Antilles                    1,253,364       40,703            -
  Virgin Islands                             52,780            -            -
                                        -----------   ----------   ----------
                                          1,963,234   $  178,957   $  134,528
                                        -----------   ----------   ----------
Operating Expenses:
  United States                           1,722,289      270,825      217,166
  Netherlands Antilles                    1,215,522       77,563            -
  Virgin Islands                             55,840            -            -
                                        -----------   ----------   ----------
                                          2,993,651      348,388      217,166
                                        -----------   ----------   ----------
Special Charges                          (1,483,870)           -            -
Other income                                139,771      103,538      509,670
Other expenses                             (148,176)      (7,380)      (6,717)
                                        -----------   ----------   ----------
Income (loss) before income taxes,
as reported in the accompanying
income statements                       $(2,522,692)  $  (73,273)  $  420,315
                                        -----------   ----------   ----------

Identifiable Assets:
  United States                         $ 1,250,095   $2,772,343   $1,142,393
  Netherlands Antilles                      301,931      320,000            -
  Virgin Islands                             26,069            -            -
                                        -----------   ----------   ----------
                                        $ 1,578,095   $3,092,343   $1,142,393
                                        -----------   ----------   ----------


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


16.  SPECIAL CHARGES

In 1994, special charges of $1,483,870 were recorded consisting principally of the write off the remaining unamortized balance of goodwill. The write off was based on management s evaluation of operations for 1994 and the uncertainty of future revenues. Additionally, special charges includes costs attributable to store closings. The amount attributable to goodwill written off and store closings was $1,330,468 and $153,402, respectively.


17. GOING CONCERN

As shown in the accompanying financial statements, Coachman incurred a loss of $2,522,692 during the year ended December 31, 1994, and as of that date, Coachman's current liabilities exceeded its current assets by $1,133,267 and had a stockholders' deficit of $417,930. At December 31, 1994 Caribbean was in default on several notes, bonds and interest payments. Those factors create an uncertainty about Coachman's ability to continue as a going concern.

Management has implemented a cost reduction plan which includes the resignation of two of its officers, a reduction of various expenses and consolidation of operations. In addition, several unprofitable retail stores were closed during 1994 and early 1995. Management believes these changes should result in cost savings of approximately $694,000 annually.

Retail sales depend significantly on the level of inventories that can be maintained. Due to lack of working capital, inventory levels fell significantly throughout 1994. Management intends to rebuild its inventories during 1995 thereby providing a significant sales increase in the second half of the year. Sales for 1995 are anticipated to be approximately $1,800,000. Management feels that by increasing its average inventory levels to $375,000, $75,000 per store, that sales on an annual basis should increase to approximately $3,000,000. This sales increase would provide the Company with $540,000 of additional gross profit from sales on an annualized basis at its historic gross profit rate of 45%.


COACHMAN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


17.  GOING CONCERN (CONTINUED)

In order to alleviate the lack of sufficient inventory, the Corporation sold $200,000 of common stock under Regulation S during the first quarter of 1995 to non U.S. investors and the proceeds of this sale were used primarily to increase inventory levels. In addition the Corporation has signed an investment banking agreement with RK Grace & Company and AGA Business and Investment Group to further recapitalize the Company through the private placement of $350,000 of units consisting of Common Stock and Warrants. The offering has now been partially funded.

There are several contingency plans which could be undertaken if the above steps are not sufficient. The Corporation could close its Tampa, Florida office completely, moving all operations to the Oklahoma City office, a savings of $12,000 monthly. If necessary, management could sell its investment in ILX common stock (a non earning asset) and receive cash of approximately $200,000 from the sale. Due to the fact that a substantial portion of non-current accounts payable are owed by Caribbean Outfitters, Inc., which has no operations and limited assets, that subsidiary could seek court protection or liquidation without effecting the other operations of the Corporation. Management does not believe these contingency plans will be necessary to continue current operations.

The ability of Coachman to continue as a going concern is dependent on successful completion of one or more of its stated plans. The financial statements do not include any adjustments that might be necessary if Coachman is unable to continue as a going concern.


18. SUBSEQUENT EVENT

On May 23, 1995, Coachman signed a letter of intent which expires 60 days from signing date, to purchase a T-shirt and underwear manufacturing and distribution operation in Puerto Rico. The purchase price would consist of $12,500,000 in cash at closing, promissory notes up to $2,000,000 and six million (6,000,000) shares of Coachman common stock with a guaranteed market value of $15,000,000 three years from the closing date. Should this market value be less than $15,000,000, Coachman will issue additional shares of common stock sufficient to increase the market value to $15,000,000. The necessary funding to close is yet to be raised by Coachman and is intended to consist of $4,500,000 in equity capital plus cash raised through secured long term borrowings.


COACHMAN INCORPORATED                                            Schedule II

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992




Deferred tax
  assets       Balance at   Charged to   Charged to                Balance at
 valuation     beginning    costs and      other                     end of
 allowance     of period    expenses      accounts    Deductions     period
- ------------   ----------   ----------   ----------   ----------   ----------

Year ended
December 31,
1994           $ 490,000    $499,000 (2)  $      -     $      -    $989,000
               ---------    --------      --------     --------    --------
Year ended
December 31,
1993           $ 490,000    $      - (1)  $      -     $      -    $490,000
               ---------    --------      --------     --------    --------
Year ended
December 31,
1992           $       -    $      -      $      -     $      -    $      -
               ---------    --------      --------     --------    --------

(1) Amount offset the deferred tax assets 100% at January 1, 1993 as part of the cumulative effect adjustment.

(2) Amount was offset 100% in the deferred tax expense account by the change in deferred tax assets and liabilities